Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) between Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Cary Claiborne (the “Executive”) is effective as of December 5, 2024 (the “Effective Date”) and replaces and supersedes the employment agreement between the Executive and the Company, December 7, 2021, as amended August 22, 2022 (the “Prior Agreement”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Company as its Chief Executive Officer pursuant to the terms of the Prior Agreement;

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have mutually agreed that effective as of 11:59 p.m. on the day immediately prior to the Effective Date, this Agreement shall replace the Prior Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions.

1.1. “Affiliate” means as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such first Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting equity interests, by contract or otherwise). For the avoidance of doubt, each member of the Company Group (other than the Company) is an Affiliate of the Company.

1.2. “Board” means the Board of Directors of the Company.

1.3. “Cause” means the Executive’s: (i) conviction for, or entering of a plea of guilty or nolo contendere (or its equivalent under any applicable legal system) with respect to: (A) a felony or (B) any crime involving moral turpitude; (ii) commission of fraud, misrepresentation, embezzlement or theft against any Person; (iii) engaging in any intentional activity that injures or would reasonably be expected to injure (monetarily or otherwise), in any material respect, the reputation, the business or a business relationship of the Company or any of its Affiliates; (iv) gross negligence or willful misconduct in the performance of the Executive’s duties to the Company or its Affiliates under this Agreement, or willful refusal or failure to carry out the lawful instructions of the Board that are consistent with the Executive’s title and position; or (v) breach of any Restrictive Covenant (as defined below) or material breach or violation of any other provision of this Agreement, of a written policy or code of conduct of the Company or any of its Affiliates (as in effect from time to time) or any other agreement between the Executive and the Company or any of its Affiliates. Except when such acts constituting Cause which, by their nature, cannot reasonably be expected to be cured, the Executive shall have twenty (20) days following the delivery of written notice by the Company of its intention to terminate the Executive’s employment for Cause within which to cure any acts constituting Cause. Following such twenty (20) day cure period, and if the reason stated in the notice is not cured, the Executive shall be given five (5) business days prior written notice to appear (with or without counsel) before the full Board for the opportunity to present information regarding his views on the alleged Cause event. After the Company provides the original notice of its intent to terminate Executive’s employment for Cause, the Company may suspend the Executive, with pay, from all his duties and responsibilities and prevent him from accessing the Company’s or its Affiliates’ premises or contacting any personnel of the Company or any of its Affiliates until a final determination on the hearing is made. The Executive will not be terminated for Cause until a majority of the independent directors approve such termination following the hearing.

1.4. “Change of Control” means: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding voting securities of the Company, whether by merger, consolidation, sale or other transfer of shares (other than a merger or consolidation where the stockholders of the Company immediately prior to the merger or consolidation are immediately after such merger or consolidation the direct or indirect beneficial owners of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis; (iii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iv) during any period of twelve (12) consecutive months, the Continuing Directors cease for any reason to constitute at least a majority of the Board even if one of such Continuing Directors were to resign and not be replaced by a Continuing Director; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of voting securities or securities convertible, exercisable or exchangeable into voting securities directly from the Company or (B) any acquisition of voting securities or securities convertible, exercisable or exchangeable into voting securities by any employee benefit plan (or related trust) sponsored by or maintained by the Company or any of its Subsidiaries; provided further, that a transaction will not be a Change of Control unless it satisfies the requirements of Treasury Regulation 1.409A-3(i)(5)(v), (vi) or (vii).

1.5. “Code” means the Internal Revenue Code of 1986, as amended.

1.6. “Company Group” means the Company and the direct and indirect Subsidiaries of the Company.

1.7. “Company Invention” means any Invention that is Invented by the Executive (alone or jointly with others) (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with any member of the Company Group (whether before, on or after the Effective Date), (ii) at the direction or request of any member of the Company Group, or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of any member of the Company Group, whether or not during the Executive’s work hours.

1.8. “Confidential Information” shall mean all information of a sensitive, confidential or proprietary nature respecting the business and activities of any member of the Company Group or any of their respective Affiliates, or the predecessors and successors of any member of the Company Group or any of their respective Affiliates, including, without limitation, the terms and provisions of this Agreement (except for the terms and provisions of Sections 4.4 through 4.17), and the clients, customers, suppliers, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, Inventions, know-how, research, developments, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of any member of the Company Group or any of their respective Affiliates. “Confidential Information” also includes all information received by the Company or any other member of the Company Group under an obligation of confidentially to a third party. Notwithstanding the foregoing, Confidential Information shall not include any information that is generally available, or is made generally available, to the public other than as a result of a direct or indirect unauthorized disclosure by the Executive or any other Person subject to a confidentiality obligation.

1.9. “Continuing Director” means an individual who: (i) at the beginning of the preceding twelve (12) month period, was a director of the Board, and (ii) any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved.

1.10. “Disability” means that the Executive has been unable, as reasonably determined by the Board (excluding the Executive) in good faith, to perform the Executive’s duties under this Agreement for a period of ninety (90) consecutive days or for a total of one hundred and twenty (120) days (whether or not consecutive) during any period of twelve (12) consecutive months, as a result of injury, illness or any other physical or mental impairment.

1.11. “Good Reason” means any of the following actions taken by the Company without the Executive’s prior written consent: (i) a material reduction in the Executive’s duties, responsibilities or authority; (ii) a reduction of the Executive’s Base Salary (defined below); (iii) failure or refusal of a successor to the Company to either materially assume the Company’s obligations under this Agreement or enter into a new employment agreement with the Executive on terms that are materially similar to those provided under this Agreement, in any case, in the event of a Change of Control; (iv) relocation of the Executive’s primary work location that results in an increase in the Executive’s one-way driving distance by more than twenty-five (25) miles from the Executive’s then-current principal residence; or (v) a material breach of this Agreement by the Company. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless: (A) the Executive gives the Company written notice within sixty (60) days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason, (B) the Company fails to cure such act or failure to act within thirty (30) days after receipt of such notice and (C) the Executive terminates his employment within thirty (30) days after the end of such thirty (30) day cure period specified in clause (B).

1.12. “Invented” means made, conceived, invented, authored, or first actually reduced to practice (in any case, whether partially or fully).

1.13. “Invention” means any invention, formula, therapy, diagnostic technique, discovery, improvement, idea, technique, design, method, art, process, methodology, algorithm, machine, development, product, service, technology, strategy, software, work of authorship or other Works (as defined in Section 4.13), trade secret, innovation, trademark, data, database, or the like, whether or not patentable, together with all intellectual property rights therein.

1.14. “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

1.15. “Subsidiary” means, with respect to any Person, any other Person in which such first Person has a direct or indirect equity ownership interest of at least 50%.

1.16. “Term of Employment” means the period commencing on the date hereof and ending on the third (3rd) anniversary of Executive’s employment under this Agreement.

1.17. “Termination Date” means the date the Executive’s employment with the Company terminates for any reason.

2. Employment.

2.1. Executive’s Representations. The Executive represents that: (i) the Executive is entering into this Agreement voluntarily and that the Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by the Executive of any agreement to which the Executive is a party or by which the Executive may be bound and (ii) in connection with the Executive’s employment with the Company or any other member of the Company Group, the Executive will not: (A) violate any non-competition, non-solicitation or other similar covenant or agreement by which the Executive is or may be bound or (B) use any confidential or proprietary information that the Executive may have obtained in connection with the Executive’s employment or engagement with any other Person.

2.2. Position; Duties and Responsibilities. During the Term of Employment, the Executive shall be employed as the Company’s Chief Executive Officer, with such duties and responsibilities that are consistent with such position as may be assigned by the Board from time to time. In addition, during the Term of Employment, the Executive shall serve in such other officer and/or director positions with any member of the Company Group (for no additional compensation) as may be determined by the Board from time to time. The Executive further agrees that, during the Term of Employment, he shall not knowingly take any action that is contrary to, or in conflict with, the best interests of the Company Group.

2.3. Reporting; Outside Activities. During the Term of Employment, the Executive shall report to the Board and the Executive shall diligently and conscientiously devote all Executive’s business time, attention, energy, skill and best efforts as necessary to the business and affairs of the Company Group. The Executive may also: (i) continue to serve as a member of the board of or as an advisor, consultant or employee to any organization listed in Exhibit A hereto, (ii) serve on other boards or as an advisor as may be approved by the Board in its sole discretion, (iii) engage in educational, charitable and civic activities and (iv) manage the Executive’s personal and business investments and affairs, so long as such activities: (A) do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement and (B) are not contrary to the interests of the Company Group or competitive in any way with the Company Group. Subject to the foregoing, during the Term of Employment, the Executive shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other Person, whether for compensation or otherwise, without the prior written consent of the Board (excluding the Executive), which consent shall not be unreasonably withheld.

3. Compensation and Other Benefits.

3.1. Base Salary. During the Term of Employment, the Executive shall initially receive an initial base salary per annum of Four Hundred Eighty Nine Thousand Two Hundred Fifty Dollars ($489,250) Dollars, payable in cash in accordance with the Company’s normal payroll practices as in effect from time to time. During the Term of Employment, the Board may periodically review the Executive’s base salary and the Board may, in its sole discretion, set such base salary to an amount it determines to be appropriate, provided, however, that any reduction will qualify as Good Reason under Section 1.11. The Executive’s base salary, as may be in effect from time to time, is referred to herein as “Base Salary.”

3.2. Annual Bonus. During the Term of Employment, the Executive shall be eligible to earn an annual performance bonus based on the achievement of the performance goals established by the Board or a committee thereof in its sole discretion, with an annual target bonus opportunity of fifty percent (50%) of the Base Salary and the potential to earn a higher bonus for above target performance, with the amount of any such bonus to be determined in the sole discretion of the Board or a committee thereof, in any case, excluding the Executive (the “Annual Bonus”). Any Annual Bonus earned for any performance period may be paid in cash or any equity or equity-based awards (or any combination thereof), as determined in the sole discretion of the Board or a committee thereof, in any case, excluding the Executive, with such determination to be made before January 1 of the performance period to which such Annual Bonus relates (or such later date permitted under Section 409A (as defined below)). Any earned Annual Bonus that is payable in cash shall be paid in a lump sum, and any earned Annual Bonus that is payable in equity or equity-based awards shall be granted, in any case, by no later than the first March 15th to occur after the end of the applicable performance period. The Board (excluding the Executive) shall act in good faith in determining the value of the portion of any earned Annual Bonus that will be paid in the form of equity or equity-based awards. Except as set forth in Section 4.2, the Executive must be employed by the Company on the bonus payment date in order to receive an earned Annual Bonus with respect to any performance period.

3.3. Equity Grants. During the Term of Employment, the Executive shall be eligible for equity or equity-based awards that may be granted to the Executive at such times, in such amounts and in such manner as the Board (excluding the Executive) may determine in its sole discretion, but, in good faith, taking into account the roles of and responsibilities of Executive relative to industry norms for similar positions. Any such equity or equity-based awards shall be subject to the terms and conditions set forth in the applicable plan and award agreement.

3.4. Expense Reimbursement. During the Term of Employment, the Company shall reimburse the Executive’s reasonable and necessary business expenses incurred in connection with performing the Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

3.5. Benefit Plans; Vacation. During the Term of Employment, the Executive shall be entitled to participate in all broad-based employee benefit plans and programs maintained from time to time for the benefit of the Company’s employees (e.g., medical, dental and disability benefits) to the extent that the Executive satisfies the eligibility requirements of such plans or programs (including, without limitation, minimum hours worked) and subject to applicable law and the terms and conditions of such plans or programs; provided, however, that the Company may amend, modify or terminate any such plans or programs at any time in its discretion. During the Term of Employment, the Executive shall be entitled to twenty five (25) days of paid time off per calendar year (pro-rated for partial years), subject to the Company’s paid time off policy, as in effect from time to time.

4. Termination; Restrictive Covenants. Upon the Termination Date, the Executive shall be deemed to have immediately resigned from any and all officer, director and other positions the Executive then holds with the Company and its Affiliates (and this Agreement shall constitute notice of resignation by the Executive without any further action by the Executive), and the Executive agrees to execute and deliver such further instruments as are requested by the Company in furtherance of the foregoing. Except as expressly provided in Section 4.2, all rights the Executive may have to compensation and employee benefits from the Company or its Affiliates shall terminate immediately upon the Termination Date.

4.1. General. The Company may terminate the Term of Employment and the Executive’s employment at any time, with or without Cause or due to Disability, upon written notice to the Executive. The Executive may terminate the Term of Employment and the Executive’s employment for Good Reason or for any other reason at any time upon not less than thirty (30) days’ prior written notice to the Company; provided, that following its receipt of the Executive’s notice of termination, the Company may elect to reduce the notice period and cause the Termination Date to occur earlier, and action by the Company shall entitle the Executive to notice pay, severance pay or benefits or pay in lieu of notice or lost wages or benefits. In addition, the Term of Employment and the Executive’s employment with the Company shall terminate immediately upon the Executive’s death.

4.2. Separation Payments.

4.2.1. General. Except as otherwise provided in this Section 4.2, in the event that the Executive’s employment with the Company terminates for any reason, the Executive (or the Executive’s estate or legal representative, as applicable) shall be entitled to receive only: (i) the cash portion of the Base Salary earned but unpaid through the Termination Date, paid in accordance with the Company’s normal payroll policies (or at such earlier time as required by applicable law), (ii) any accrued but unused vacation in accordance with the Company’s policies and applicable law, (iii) any unreimbursed business expenses incurred prior to the Termination Date that are otherwise reimbursable, with such expenses to be reimbursed in accordance with the Company’s expense reimbursement policies (as may be in effect from time to time), and (iv) any vested benefits earned by the Executive under any employee benefit plan of the Company or its Affiliates under which the Executive was participating immediately prior to the Termination Date, with such benefits to be provided in accordance with the terms of the applicable employee benefit plan (the items described in the foregoing clauses (i) through (iv), collectively, the “Accrued Benefits”). All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in Sections 4.2.2 or 4.2.3, shall immediately terminate upon the Termination Date.

4.2.2. Death and Disability. In the event that the Executive’s employment is terminated due to the Executive’s death or by the Company due to Disability, in either case, during the Term of Employment, then in addition to the Accrued Benefits, and subject to Section 4.2.4, the Executive (or the Executive’s estate or legal representative, as applicable) shall be entitled to receive: (i) the Annual Bonus earned in the fiscal year immediately preceding the fiscal year in which such termination occurred, to the extent that such Annual Bonus is unpaid as of the Termination Date, with such amount to be payable in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred (the “Unpaid Prior Year Bonus”); (ii) the Annual Bonus for the year in which the Termination Date occurs, but multiplied by a fraction (A) the numerator of which is the number of days in the fiscal year that have transpired through the Termination Date and (B) the denominator of which is the number of days in such fiscal year (to be paid in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred); (iii) if the Executive and his eligible dependents are eligible for, and timely elect COBRA continuation coverage, the Company shall reimburse the Executive (or the Executive’s estate or legal representative, as applicable) for the COBRA premiums for the Executive and his eligible dependents under the Company’s medical, dental and vision benefit plans for a period of 12 months following the Termination Date (the “COBRA Benefit”); provided, however, that notwithstanding the foregoing, the COBRA Benefit shall not be provided to the extent that it would result in any fine, penalty or tax on the Company or any of its Affiliates (under Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, or otherwise); provided further, that the COBRA Benefit shall cease earlier if the Executive or his dependents become eligible for health coverage under the health plan of another employer; and (iv) to the extent the following will not result in a violation of Section 409A, with respect to each equity award received by Executive from the Company or any of its direct or indirect parent companies that is outstanding as of the Termination Date, accelerated vesting immediately upon the Termination Date of, (I) with respect to any such equity award received in payment of Base Salary or an Annual Bonus, 100% of such equity award and, (II) with respect to any equity award not described in clause (I), the greater of (x) the portion of the unvested equity award that would have become vested within 12 months after the Termination Date had the Executive remained employed by the Company during such 12-month period (without regard for the vesting schedule set forth in any applicable plan or agreement governing such equity award) or (y) the portion of the unvested equity award that is subject to accelerated vesting (if any) upon such termination under the applicable equity plan or award agreement; provided, however, that any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at not less than target performance; and provided, further, that, with respect to any equity award that is in the form of a stock option or stock appreciation right, the option or stock appreciation right shall remain outstanding and exercisable for 12 months following the Termination Date or, if longer, such period following the Termination Date as provided under the applicable equity plan or award agreement (but in no event beyond the expiration date of the applicable option or stock appreciation right). All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in this Section 4.2.2, shall immediately terminate upon the Termination Date.

4.2.3. Termination Without Cause or for Good Reason-Not In Connection with a Change of Control. If, during the Term of Employment, the Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason, in either case, then the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 4.2.4: (i) the Unpaid Prior Year Bonus, with such amount to be payable in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred; (ii) the Annual Bonus for the year in which the Termination Date occurs, but multiplied by a fraction (A) the numerator of which is the number of days in the fiscal year that have transpired through the Termination Date and (B) the denominator of which is the number of days in such fiscal year (to be paid in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred); (iii) continuation of the Base Salary as of the Termination Date for twelve (12) months following the Termination Date, with all portions of such Base Salary to be paid in cash in equal installments in accordance with the Company’s normal payroll policies, with the first such payment to be made on the sixtieth (60th) day following the Termination Date and to include a catch-up covering any payroll dates between the Termination Date and the date of the first payment, and (iv) the COBRA Benefit for a period of twelve (12) months following the Termination Date; provided, however, that notwithstanding the foregoing, the COBRA Benefit shall not be provided to the extent that it would result in any fine, penalty or tax on the Company or any of its Affiliates (under Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, or otherwise); provided further, that the COBRA Benefit shall cease earlier if the Executive (or his dependents) become eligible for health coverage under the health plan of another employer. All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in this Section 4.2.3, shall immediately terminate upon the Termination Date.

4.2.4. Termination Without Cause or for Good Reason – In Connection with a Change of Control. If, during the Term of Employment, the Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason, in either case, (A) upon or within 24 months following a Change of Control or (B) within 60 days prior to such Change of Control, then the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 4.2.5: (i) the Unpaid Prior Year Bonus, with such amount to be payable in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred; (ii) a lump sum payment equal to two times the sum of Executive’s Annual Base Salary (at the highest rate in effect during the 24 month period commencing on the date of such Change of Control) and the higher of Executive’s target Annual Bonus opportunity and the Annual Bonus paid to Executive with respect to the fiscal year immediately preceding the fiscal year in which such termination occurred, with such payment to be paid in cash on the first payroll date after the effective date of the release with all revocation periods having expired unexercised (as described in Section 4.2.5) and in all events no later than 70 days after such termination and (iii) a payment equal to 24 times the monthly COBRA premium for Executive and his eligible dependents (at the rate in effect for Executive’s coverage at the time of his termination, regardless of whether Executive elects COBRA coverage), with two-thirds of such payment to be paid in cash on the first payroll date after the effective date of the release with all revocation periods having expired unexercised (as described in Section 4.3.5) and in all events no later than 70 days after such termination, and with the remaining one-third to be paid according to the same schedule as the COBRA Benefit is provided in clause (iii) of Section 4.2.3 (i.e., in installments over 12 months following the Termination Date). Notwithstanding the foregoing, in the event that a termination described in clause (B) of this Section 4.2.4 occurs, then the payments described in clauses (ii) and (iii) of this Section 4.2.4 shall be paid over the same 12-month period and in the same manner as set forth in clauses (iii) and (iv) of Section 4.2.3, respectively, rather than being paid in a lump sum. In addition, if (and only if), during the Term of Employment, the Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason, in either case, upon or within 24 months following a Change of Control, then, to the extent the following will not result in a violation of Section 409A, the Executive shall be entitled to, in addition to the Accrued Benefits and the payments set forth in the foregoing clauses (i) through (iii), and subject to Section 4.2.5, immediate and full accelerated vesting of all equity awards received by Executive from the Company or any of its direct or indirect parent companies that are outstanding as of the Termination Date without regard for the vesting schedule set forth in any applicable plan or agreement governing such equity awards; provided that, any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at not less than target performance; and provided, further, that, with respect to any equity award that is in the form of a stock option or stock appreciation right, the option or stock appreciation right shall remain outstanding and exercisable for 24 months following the Termination Date (but in no event beyond the expiration date of the applicable option or stock appreciation right). All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in this Section 4.2.4, shall immediately terminate upon the Termination Date.

4.2.5 Release Requirement. Payment and provision of the benefits set forth in Sections 4.2.2 or 4.2.3 (other than the Accrued Benefits) is subject to the Executive’s (or, as applicable, the Executive’s estate’s or legal representative’s) execution of a general release of claims and covenant not to sue in form and substance satisfactory to the Company, such that such release becomes effective, with all revocation periods having expired unexercised, within sixty (60) days after the Termination Date . Notwithstanding the foregoing, if such sixty (60) day period ends in a calendar year after the calendar year in which the Executive’s employment terminates, then to the extent required by Section 409A, any severance payment set forth in Sections 4.2.2 or 4.2.3 (other than the Accrued Benefits) that would have been made during the calendar year in which the Executive’s employment terminates instead shall be withheld and paid on the first payroll date in the calendar year after the calendar year in which the Executive’s employment terminates, with all remaining payments to be made as if no such delay had occurred.

4.3 Violation of Restrictive Covenants. Without limiting the remedies provided to the Company and its Affiliates as set forth in this Article 4, upon the Executive’s breach of any of the Restrictive Covenants (as defined below), other than any immaterial and unintentional breach by the Executive of the confidentiality obligations set forth in Section 4.11, the Company will have no obligation to continue to pay or provide any of the compensation or benefits under Section 4.2 (other than the Accrued Benefits) and the Executive shall repay to the Company any amounts paid under Section 4.2 (other than the Accrued Benefits) after such breach occurred.

4.4 Restrictive Covenants. As an inducement and as essential consideration for the Company to enter into this Agreement, and in exchange for other good and valuable consideration, the Executive hereby agrees to the restrictive covenants contained in Sections 4.5 through 4.17 (the “Restrictive Covenants”). The Company and the Executive agree that the Restrictive Covenants are essential and narrowly tailored to preserve the goodwill of the business of the Company and its Affiliates, to maintain the confidential and trade secret information of the Company and its Affiliates, and to protect other legitimate business interests of the Company and its Affiliates, and that the Company would not have entered into this Agreement without the Executive’s agreement to the Restrictive Covenants. For purposes of the Restrictive Covenants, each reference to “Company,” “Company Group” and “Affiliate,” shall also refer to the predecessors and successors of the Company, the members of the Company Group and any of their Affiliates (as the case may be).

4.5 Non-Competition. During the period commencing on the Effective Date and ending twenty four (24) months after the Termination Date (the “Restrictive Period”), regardless of the reason for Executive’s termination of employment, the Executive shall not, in any state of the United States or European Union where the Company conducts business as of the Termination Date, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of any business or entity that develops, sells or provides products or services competitive with the products or services developed, sold or provided by any member of the Company Group at the time of cessation of the employment of Executive. Notwithstanding the foregoing, nothing in this Section 4.5 shall prevent the Executive from owning, as a passive investor, up to five percent (5%) of the securities of any entity that are publicly traded on a national securities exchange. For the avoidance of doubt, nothing in this Section 4.5 prevents the Executive from working in the pharmaceutical industry as long as such positions and activities are not competitive with the business of the Company Group. As used in this Section 4.5, “competitive” shall mean products or services using the same mechanism of action or for the treatment of the same (or substantially similar) indication. Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

4.6 Customer Non-Solicitation. During the period commencing on the Effective Date and ending twelve (12) months after the Termination Date, regardless of the reason for Executive’s termination of employment, the Executive shall not (except on the Company’s behalf during the Executive’s employment with the Company), for purposes of providing products or services that are competitive with those provided by any member of the Company Group, on the Executive’s own behalf or on behalf of any other Person, solicit any customer or client of any member of the Company Group with whom the Executive had contact, solicited, or served within the twelve (12) months prior to the Termination Date.

4.7 Customer Non-Acceptance. During the period commencing on the Effective Date and ending twelve (12) months after the Termination Date, regardless of the reason for Executive’s termination of employment, the Executive shall not (except on the Company’s behalf during the Executive’s employment with the Company), for purposes of providing products or services that are competitive with those provided by any member of the Company Group, on the Executive’s own behalf or on behalf of any other Person, accept business from any customer or client of any member of the Company Group with whom the Executive had contact, solicited, or served within the twelve (12) months prior to the Termination Date.

4.8 Employee and Independent Contractor Non-Solicitation. During the period commencing on the Effective Date and ending twelve (12) months after the Termination Date, regardless of the reason for Executive’s termination of employment, the Executive shall not (except on the Company’s behalf during the Term of Employment), on the Executive’s own behalf or on behalf of any other Person, solicit for employment or engagement any individual who: (A) is employed by, or an independent contractor of, any member of the Company Group at the time of such solicitation or (B) was employed by, or an independent contractor of, any member of the Company Group within twelve (12) months prior to such solicitation.

4.9 Employee and Independent Contractor Non-Acceptance. During the period commencing on the Effective Date and ending twenty four (24) months after the Termination Date, regardless of the reason for Executive’s termination of employment, the Executive shall not (except on the Company’s behalf during the Term of Employment), on the Executive’s own behalf or on behalf of any other Person, employ or engage any individual who (A) is employed by, or an independent contractor of, any member of the Company Group at the time of such employment or engagement or (B) was employed by, or an independent contractor of, any member of the Company Group within twelve (12) months prior to such employment or engagement.

4.10 Non-Disparagement. During the Term of Employment and at all times thereafter, neither the Company nor the Executive shall, directly or through any other Person make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign the other party or any of the Company’s respective businesses, products, services, activities, operations, affairs, reputations or prospects; or any of the Company’s respective officers, employees, directors, partners (general and limited), agents, members or shareholders. For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign the other party if such statement could be reasonably construed to adversely affect the opinion any other Person may have or form of such first Person. The foregoing limitations shall not be violated by truthful statements made by the Executive or the Company: (i) to any governmental authority or (ii) which are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

4.11 Confidentiality; Return of Property. During the Term of Employment and for a period of seven (7) years thereafter, the Executive shall not, without the prior express written consent of the Company, directly or indirectly, use on the Executive’s behalf or on behalf of any other Person, or divulge, disclose or make available or accessible to any Person, any Confidential Information, other than when required to do so in good faith to perform the Executive’s duties and responsibilities hereunder while employed by any member of the Company Group, when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. In the event that the Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information, then prior to such disclosure, the Executive will provide the Board with prompt written notice so that the Company may seek (with the Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then the Executive will furnish only that portion of the Confidential Information which is legally required, and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Executive’s duties under this Agreement while employed by any member of the Company Group). The Executive shall also proffer to the Board’s designee, no later than the Termination Date (or upon the earlier request of the Company), and without retaining any copies, notes or excerpts thereof, all property of the Company and its Affiliates, including, without limitation, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in the Executive’s actual or constructive possession or which are subject to the Executive’s control at such time. To the extent the Executive has retained any such property or Confidential Information on any electronic or computer equipment belonging to the Executive or under the Executive’s control, the Executive agrees to so advise Company and to follow Company’s instructions in permanently deleting all such property or Confidential Information and all copies. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4.12 Ownership of Inventions. The Executive acknowledges and agrees that all Company Inventions (including all intellectual property rights arising therein or thereto, all rights of priority relating to patents, and all claims for past, present and future infringement, misappropriation relating thereto), and all Confidential Information, hereby are and shall be the sole and exclusive property of the Company (collectively, the “Company IP”). The Executive further acknowledges and agrees that any rights arising in the Executive in any Invention Invented by the Executive, whether alone or jointly with others, during the twelve (12) months following the Termination Date and relating in any way to work performed by the Executive for any member of the Company Group during the Executive’s employment with or service for any member of the Company Group (“Post-employment Inventions”), shall hereby be deemed to be Company Inventions and the sole and exclusive property of the Company; provided, however, that the Board (excluding the Executive) in its sole discretion may elect to compensate the Executive for any Post- employment Inventions. For consideration acknowledged and received, the Executive hereby irrevocably assigns, conveys and sets over to the Company all of the Executive’s right, title and interest in and to all Company IP. The Executive acknowledges and agrees that the compensation received by the Executive for employment or services provided to the Company is adequate consideration for the foregoing assignment. The Executive further agrees to disclose in writing to the Board any Company Inventions (including, without limitation, all Post-employment Inventions), promptly following their conception or reduction to practice. Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Company Invention pertains, a clear understanding of the nature, purpose, operations, and other characteristics of the Company Invention. The Executive agrees to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company or its designee the ownership of the Company Inventions, without compensation beyond that provided in this Agreement. The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Company Invention. The Executive further agrees, whether or not the Executive is then an employee or other service provider of any member of the Company Group, upon request of the Company, to provide reasonable assistance, at the Company’s sole expense, with respect to the perfection, recordation or other documentation of the assignment of Company IP hereunder, and the enforcement of the Company’s rights in any Company IP, and to cooperate to the extent and in the manner reasonably requested by the Company, subject to the Executive’s then schedule, in any litigation or other claim or proceeding (including, without limitation, the prosecution or defense of any claim involving a patent) involving any Company IP covered by this Agreement, with compensation at the Executive’s customary hourly rate, together with all reasonable out-of-pocket expenses incurred by the Executive in satisfying the requirements of this Section 4.12 shall be paid by the Company or its designee. The Executive shall not, on or after the date of this Agreement, directly or indirectly challenge the validity or enforceability of the Company’s ownership of, or rights with respect to, any Company IP, including, without limitation, any patent issued on, or patent application filed in respect of, any Company Invention.

4.13 Works for Hire. The Executive also acknowledges and agrees that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by the Executive, whether alone or jointly with others: (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with any member of the Company Group (whether before or after the Effective Date), (ii) at the direction or request of any member of the Company Group, or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of any member of the Company Group, whether or not during the Executive’s work hours (“Works”), are works made for hire as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company and all rights therein will automatically vest in the Company without the need for any further action by any party. To the extent any such Works are not deemed to be works made for hire, for consideration acknowledged and received, the Executive hereby waives any “moral rights” in such Works and the Executive hereby irrevocably assigns, transfers, conveys and sets over to the Company or its designee, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agrees to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its designee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works.

4.14 Cooperation. During and after the Term of Employment, the Executive agrees to cooperate with the Company Group in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which the Executive has knowledge or that may relate to the Executive or the Executive’s employment with the Company. The Executive’s obligation to cooperate hereunder includes, without limitation, being available to the Company Group upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company Group’s request to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company Group pertinent information, and turning over to the Company Group all relevant documents which are or may come into the Executive’s possession. The Company shall promptly compensate the Executive at his usual and customary hourly rate, plus reimburse the Executive for the reasonable out of pocket expenses incurred by the Executive in connection with such cooperation.

4.15 Injunctive Relief. The Executive acknowledges and agrees that the Company and its Affiliates will have no adequate remedy at law and would be irreparably harmed if the Executive breaches or threatens to breach any of the Restrictive Covenants. The Executive agrees that the Company and its Affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of any of the Restrictive Covenants, and to specific performance of each of the terms thereof, in each case, in addition to any other legal or equitable remedies that the Company and its Affiliates may have, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing any of the Restrictive Covenants. The Executive further agrees that: (i) any breach or claimed breach of the provisions set forth in this Agreement by, or any other claim the Executive may have against, the Company or any of its Affiliates will not be a defense to enforcement of any Restrictive Covenant and (ii) the circumstances of the Executive’s termination of employment with the Company will have no impact on the Executive’s obligations to comply with any Restrictive Covenant. The Restrictive Covenants are intended for the benefit of the Company and each of its Affiliates. Each Affiliate of the Company is an intended third party beneficiary of the Restrictive Covenants, and each Affiliate of the Company, as well as any successor or assign of the Company or such Affiliate, may enforce the Restrictive Covenants. The Executive further agrees that the Restrictive Covenants are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information or intellectual property, or other similar covenants in favor of the Company or any of its Affiliates by which the Executive may be bound.

4.16 Tolling During Periods of Breach. The parties hereto agree and intend that the Restrictive Covenants (to the extent not perpetual) be tolled during any period that the Executive is in breach of any such Restrictive Covenant, with such tolling to cease with respect to a Restrictive Covenant once the Executive is in compliance with such Restrictive Covenant, so that the Company and its Affiliates are provided with the full benefit of the restrictive periods set forth herein.

4.17 Notification of New Employer. In the event that the Executive is employed or otherwise engaged by any other Person following the Termination Date and during the Restrictive Period, the Executive agrees to notify, and consents to the notification by Company and its Affiliates of, such Person of the Restrictive Covenants.

5 Miscellaneous.

5.1 Applicable Law. Executive and Company acknowledge and agree that this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia for any claim, applied without reference to any principles of conflict of laws. The parties further agree that the exclusive venue for any claim arising out of, related to, or in connection with this Agreement shall be in the state or federal courts within Richmond, Virginia.

5.2 Mediation. Any controversy, dispute or claim arising out of or relating to this Agreement, Executive’s employment or service with any member of the Company Group or the termination thereof shall, if not settled by direct negotiation between the parties, be subject to non-binding mediation under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) as in effect on the date of the notice of demand for mediation. Any demand for mediation by either party shall be made in writing and served upon the other party and shall set forth with reasonable specificity the basis of the dispute and the relief sought. Any mediation hereunder shall be conducted before an independent mediator mutually selected by the parties. If the parties are unable to agree to a mediator within ten (10) days after the receipt of a demand for mediation by either party, the mediator will be chosen by alternatively striking from a list of five mediators obtained by the Company from AAA, and the Executive shall have the first strike. The mediation hearing will occur at a time and place convenient to the parties in the Commonwealth of Virginia. Notwithstanding the foregoing, any claims under Section 4.15 are exempt from this Section 5.2 and may be brought in any court of competent jurisdiction without mediation.

5.3 Venue; WAIVER OF JURY TRIAL. In the event that any controversy, dispute or claim arising out of or relating to this Agreement, Executive’s employment or service with any member of the Company Group or the termination thereof is not settled through mediation pursuant to Section 5.2, both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the federal courts located in Charlottesville, Virginia with respect to such controversy, dispute or claim (or if such controversy, dispute or claim may not be brought in federal court, the state courts located in Charlottesville, Virginia). Both the Executive and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THE EXECUTIVE’S EMPLOYMENT BY, OR SERVICE WITH, ANY MEMBER OF THE COMPANY GROUP OR THE TERMINATION THEREOF, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

5.4 Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

5.5 Notices. All notices and other communications hereunder shall be in writing, and shall be given by hand-delivery to the other party, by reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	Adial Pharmaceuticals, Inc. 4870 Sadler Road, Suite 300 Glen Allen, VA 23060 Attention: General Counsel

With a copy (which copy
shall not constitute notice) to:	Blank Rome, LLP 1271 Avenue of the Americas New York, New York 10020 Attention: Leslie Marlow

To the Executive:	at the residence address most recently filed with the Company;

or to such other address as any party shall have furnished to the other in writing in accordance herewith. All such notices shall be deemed to have been duly given: (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); or (iii) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

5.6 Indemnification. The Parties agree to enter the Indemnification Agreement attached at Exhibit B hereto.

5.7 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as are required to be withheld pursuant to any applicable law or regulation.

5.8 Code Section 409A Compliance.

5.8.1. The provisions of this Agreement are intended to comply with Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment or provision of benefit to Executive under Section 409A.

5.8.2 To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which Executive incurred the expense.

5.8.3 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

5.8.4 Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Section 409A being subject to Section 409A.

5.8.5 Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A that is payable on account of the Executive’s termination (other than by reason of death) (together, the “Deferred Compensation Separation Benefits”) that are due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date that is six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death (but not earlier than such payment would have been made absent such death) and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

5.8.6 Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates shall have any liability to the Executive or to any other Person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

5.9 Excess Parachute Payments under Code Section 280G. Notwithstanding any other provisions of this Agreement, if any “payments” (including, without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) in the nature of compensation under any arrangement that is considered contingent on a Change of Control for purposes of Section 280G of the Code, together with any other payments that the Executive has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member or from any other Person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), such “payments” may, at the Executive’s sole election, be reduced to the largest amount that will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code. Any such reduction in “payments” shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value (with the highest value reduced first); then any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value), with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and finally any other non-cash benefits will be reduced (in the order of latest scheduled payments to earliest scheduled payments). All calculations hereunder shall be performed by a nationally recognized independent accounting firm selected by the Company, with the full cost of such firm being borne by the Company. Any determinations made by such firm shall be final and binding on the Executive and the Company.

5.10 Severability. The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the Restrictive Covenants be reasonable in duration, geographic scope and in all other respects. The Executive agrees that the Restrictive Covenants, including, without limitation, the duration, geographic scope and activity restrictions of each restriction, are reasonable in light of the Executive’s senior position. However, if for any reason any court of competent jurisdiction shall find any provisions of the Restrictive Covenants unreasonable in duration or geographic scope or otherwise, it is the intention of the parties that the restrictions and prohibitions contained therein shall be modified by the court to be effective to the fullest extent allowed under applicable law in such jurisdiction.

5.11 Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.12 Counterparts. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document.

5.13 Entire Agreement. Effective as of 11:59 p.m. on the day immediately prior to the Effective Date, the Prior Employment Agreement shall automatically terminate and be of no further force and effect. This Agreement and the Proprietary Information and Invention Assignment Agreement executed by the Executive and the Company contain the entire agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties and their Affiliates relating to such subject matter, including the Prior Employment Agreement.

5.14 Survivorship. The provisions of Article 1, Article 5, Section 2.1 and Sections 4.4 through 4.17 shall survive the termination of the Executive’s employment with the Company and this Agreement in accordance with their terms.

5.15 Successors and Assigns. The Company may assign, without the Executive’s consent, its rights and/or delegate its obligations under this Agreement to any successor of the Company, whether by operation of law, agreement or otherwise (including, without limitation, any Person who acquires all or a substantial portion of the business of the Company Group (whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction)) and, in connection with any such delegation of its obligations hereunder (but only so long as such assignee or delegee has consented in writing to be bound by the obligations hereunder) shall be released from such obligations hereunder. This Agreement may not be assigned by the Executive. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

ADIAL PHARMACEUTICALS, INC:		EXECUTIVE:

By:	/s/Vinay K. Shah	/s/ Cary J. Claiborne
Name:	Vinay K. Shah	Cary J. Claiborne
Title:	Chief Financial Officer

Exhibit A

Board, Advisory, Consultant, Employee Positions

Adial Pharmaceuticals	Board
NeuroSense Therapeutics Ltd.	Board
LadRx Corporation (or Alternate)	Board
Prosperity Capital Management, LLC	Owner
Abide Family Blessings. LLC	Advisor (Spouse’s business)

Exhibit B

Indemnification Agreement

[See attached]

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made and entered into this December 5, 2024, by and between Adial Pharmaceuticals Inc., a Delaware corporation (the “Company”, which term shall include, where appropriate, any Entity (as hereinafter defined) controlled directly or indirectly by the Company), and Cary J. Claiborne (the “Indemnitee”).

WHEREAS, it is essential to the Company that it be able to retain and attract as directors and officers the most capable persons available;

WHEREAS, increased corporate litigation has subjected directors and officers to litigation risks and expenses, and the limitations on the availability of directors and officers liability insurance have made it increasingly difficult for the Company to attract and retain such persons;

WHEREAS, the Company’s Certificate of Incorporation, as amended, and Bylaws (the “Certificate” and the “Bylaws”, respectively), provide that the Company is authorized to indemnify its directors and officers to the fullest extent permissible by applicable law and permit it to make other indemnification arrangements and agreements;

WHEREAS, the Company desires to provide Indemnitee with specific contractual assurance of Indemnitee’s rights to full indemnification against litigation risks and expenses (regardless, among other things, of any amendment to or revocation of the Certificate or Bylaws or any change in the ownership of the Company or the composition of its board of directors (the “Board of Directors”));

WHEREAS, the Company intends that this Agreement provide Indemnitee with greater protection than that which is provided by the Certificate and Bylaws; and

WHEREAS, Indemnitee is relying upon the rights afforded under this Agreement in becoming or continuing as a director and/or officer of the Company.

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1. Definitions.

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a director and/or officer of the Company, (ii) in any capacity with respect to any employee benefit plan of the Company or (at the request of the Company) any employee benefit plan of any other Entity, or (iii) as a director and/or officer of any other Entity at the request of the Company. For purposes of subsections (ii) and (iii) of this Section 1(a), if Indemnitee is serving or has served as a director and/or officer of a Subsidiary (as defined below), or in any capacity with respect to any employee benefit plan of a Subsidiary, Indemnitee shall be deemed to be serving at the request of the Company. If Indemnitee is an employee of the Company, Corporate Status shall not include actions taken by Indemnitee in any capacity other than as a director and/or officer or as a representative of any employee benefit plan.

(b) “Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization or other legal entity.

(c) “Expenses” shall mean all fees, costs and expenses incurred by Indemnitee in connection with any Proceeding (as defined below), including, without limitation, reasonable attorneys’ fees, disbursements and retainers (including, without limitation, any such fees, disbursements and retainers incurred by Indemnitee pursuant to Sections 11 and 12(c) of this Agreement), fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses.

(d) “Indemnifiable Expenses”, “Indemnifiable Liabilities” and “Indemnifiable Amounts” shall have the meanings ascribed to those terms in Section 3(a) below.

(e) “Liabilities” shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

(f) “Proceeding” shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, including a proceeding initiated by Indemnitee pursuant to Section 11 of this Agreement to enforce Indemnitee’s rights hereunder.

(g) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other Entity of which the Company owns (either directly or through or together with another Subsidiary of the Company) either (i) a general partner, managing member or other similar interest or (ii) (A) 50% or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other Entity or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other Entity.

(h) “to the fullest extent permissible by applicable law” shall include, but not be limited to: (i) the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) that authorize or contemplate additional or supplementary indemnification by agreement, or the corresponding provisions of any amendment to or replacement of the DGCL or such provisions thereof; and (ii) the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its directors and/or officers.

2. Services of Indemnitee. In consideration of the Company’s covenants and commitments hereunder, Indemnitee agrees to serve or continue to serve as a director and/or officer of the Company. However, this Agreement shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.

3. Agreement to Indemnify. The Company agrees to hold harmless and indemnify Indemnitee to the fullest extent permissible by applicable law as follows:

(a) Proceedings. Subject to the exceptions contained in Section 4(a) below, if Indemnitee was or is a party or is threatened to be made a party to any Proceeding by reason of Indemnitee’s Corporate Status, Indemnitee shall be indemnified by the Company against all Expenses and Liabilities actually and reasonably incurred or paid by Indemnitee in connection with such Proceeding (referred to herein as “Indemnifiable Expenses “and “Indemnifiable Liabilities”, respectively, and collectively as “Indemnifiable Amounts”).

(b) Conclusive Presumption Regarding Standard of Care. In making any determination required to be made under Delaware law with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee submitted a request therefor in accordance with Section 5 of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or Entity of any determination contrary to that presumption.

4. Exceptions to Indemnification. Subject to Section 20 below, Indemnitee shall be entitled to indemnification under Section 3(a) above in all circumstances and with respect to each and every specific claim, issue or matter involved in the Proceeding out of which Indemnitee’s claim for indemnification has arisen to the fullest extent permissible by applicable law, except as follows:

(a) Proceedings. If indemnification is requested under Section 3(a) and it has been finally adjudicated by a court of competent jurisdiction that, in connection with such specific claim, issue or matter, Indemnitee failed to act (i) in good faith and (ii) in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal Proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful, Indemnitee shall not be entitled to payment of Indemnifiable Amounts hereunder to the extent that they arise out of such claim, issue or matter.

(b) Insurance Proceeds. To the extent payment is actually made to the Indemnitee under a valid and collectible insurance policy maintained at the expense of the Company in respect of Indemnifiable Amounts in connection with such specific claim, issue or matter, Indemnitee shall not be entitled to payment of Indemnifiable Amounts hereunder except in respect of any excess of such Indemnifiable Amounts beyond the amount of payment under such insurance.

5. Procedure for Payment of Indemnifiable Amounts. Indemnitee shall submit to the Company a written request specifying the Indemnifiable Amounts for which Indemnitee seeks payment under Section 3 of this Agreement and the basis for the claim. The Company shall pay such Indemnifiable Amounts to Indemnitee promptly, but in no event later than thirty (30) calendar days after receipt of such request. At the request of the Company, Indemnitee shall furnish such documentation and information as are reasonably available to Indemnitee and necessary to establish that Indemnitee is entitled to indemnification hereunder.

6. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified to the fullest extent permissible by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify to the fullest extent permissible by applicable law Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Agreement, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, by reason of settlement, judgment, order or otherwise, shall be deemed to be a successful result as to such claim, issue or matter.

7. Effect of Certain Resolutions. Neither the settlement nor termination of any Proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create a presumption that Indemnitee is not entitled to indemnification hereunder. In addition, the termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, had reasonable cause to believe that Indemnitee’s action was unlawful.

8. Agreement to Advance Expenses; Undertaking. The Company shall advance to the fullest extent permissible by applicable law all Expenses actually and reasonably incurred by or on behalf of Indemnitee in connection with any Proceeding in which Indemnitee is involved by reason of such Indemnitee’s Corporate Status within thirty (30) calendar days after the receipt by the Company of a written statement from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. To the extent required by Delaware law, Indemnitee hereby undertakes to repay any and all of the amount of Indemnifiable Expenses paid to Indemnitee if it is finally determined by a court of competent jurisdiction that Indemnitee is not entitled under this Agreement to indemnification with respect to such Expenses. This undertaking is an unlimited general obligation of Indemnitee.

9. Procedure for Advance Payment of Expenses. Indemnitee shall submit to the Company a written request specifying the Indemnifiable Expenses for which Indemnitee seeks an advancement under Section 8 of this Agreement, together with documentation evidencing that Indemnitee has incurred such Indemnifiable Expenses.

10. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his or her Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he or she shall be indemnified by the Company to the fullest extent permissible by applicable law against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

11. Remedies of Indemnitee.

(a) Right to Petition Court. In the event that Indemnitee makes a request for payment of Indemnifiable Amounts under Sections 3 and 5 above or a request for an advancement of Indemnifiable Expenses under Sections 8 and 9 above and the Company fails to make such payment or advancement in a timely manner pursuant to the terms of this Agreement, Indemnitee may petition the Court of Chancery of the State of Delaware to enforce the Company’s obligations under this Agreement.

(b) Burden of Proof. In any judicial proceeding brought under Section 11(a) above, the Company shall have the burden of proving that Indemnitee is not entitled to payment of Indemnifiable Amounts hereunder.

(c) Expenses. The Company agrees to reimburse Indemnitee in full for any Expenses in connection with any Proceeding incurred by Indemnitee in connection with investigating, preparing for, litigating, defending or settling any action brought by Indemnitee under Section 11(a) above, or in connection with any claim or counterclaim brought by the Company in connection therewith, whether or not Indemnitee is successful in whole or in part in connection with any such action, except to the extent that it has been finally adjudicated by a court of competent jurisdiction that such reimbursement would be unlawful.

(d) Failure to Act Not a Defense. The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) to make a determination concerning the permissibility of the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses under this Agreement shall not be a defense in any action brought under Section 11(a) above, and shall not create a presumption that such payment or advancement is not permissible.

12. Defense of the Underlying Proceeding.

(a) Notice by Indemnitee. Indemnitee agrees to notify the Company promptly upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may result in the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to receive payments of Indemnifiable Amounts or advancements of Indemnifiable Expenses unless the Company’s ability to defend in such Proceeding is materially and adversely prejudiced thereby.

(b) Defense by Company. Subject to the provisions of the last sentence of this Section 12(b) and of Section 12(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to the payment of Indemnifiable Amounts hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within ten (10) calendar days of the Company’s receipt of notice of any such Proceeding under Section 12(a) above. The Company shall not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee. This Section 12(b) shall not apply to a Proceeding brought by Indemnitee under Section 11(a) above or pursuant to Section 20 below.

(c) Indemnitee’s Right to Counsel. Notwithstanding the provisions of Section 12(b) above, in any Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, at the Indemnitee’s option Indemnitee shall have the right to retain counsel of Indemnitee’s choice, at the expense of the Company, to represent Indemnitee in connection with any such matter and the Expenses incurred by Indemnitee in any such matter shall constitute Indemnifiable Expenses.

13. Representations and Warranties of the Company. The Company hereby represents and warrants to Indemnitee as follows:

(a) Authority. The Company has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by the Company.

(b) Enforceability. This Agreement, when executed and delivered by the Company in accordance with the provisions hereof, shall be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally.

14. Insurance. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with a reputable insurance company providing the Indemnitee with coverage for losses from wrongful acts. For so long as Indemnitee shall have Corporate Status, Indemnitee shall be named as an insured in all policies of director and officer liability insurance in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers and directors. If, at the time of the receipt of a notice of a claim pursuant to the terms of this Agreement, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, or if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit.

15. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment under any insurance policy, provision of the Certificate or the Bylaws or otherwise of the amounts otherwise indemnifiable hereunder. The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee as a result of the Indemnitee’s Corporate Status with an Entity other than the Company shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such other Entity.

16. Contract Rights Not Exclusive. The rights to payment of Indemnifiable Amounts and advancement of Indemnifiable Expenses provided by this Agreement shall be in addition to, but not exclusive of, any other rights which Indemnitee may have at any time under applicable law, the Certificate or Bylaws, or any other agreement, vote of stockholders or directors (or a committee of directors) or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity as a result of Indemnitee’s serving as a director of the Company.

17. Successors. This Agreement shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law) and (b) binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of Indemnitee. This Agreement shall continue for the benefit of Indemnitee and such heirs, personal representatives, executors and administrators after Indemnitee has ceased to have Corporate Status.

18. Change in Law. To the extent that a change in Delaware law (whether by statute or judicial decision) or the Certificate shall permit broader indemnification or advancement of expenses than is provided under the terms of the Bylaws and this Agreement, Indemnitee shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.

19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

20. Indemnitee as Plaintiff. Except as provided in Section 11(c) of this Agreement and in the next sentence, Indemnitee shall not be entitled to payment of Indemnifiable Amounts or advancement of Indemnifiable Expenses with respect to any Proceeding brought by Indemnitee against the Company, any Subsidiary, any Entity which it controls, any director or officer thereof or any third party, unless the Board of Directors has consented to the initiation of such Proceeding or the Company provides indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law. This Section shall not apply to counterclaims or affirmative defenses asserted by Indemnitee in an action brought against Indemnitee.

21. Modifications and Waivers; Counterparts. Except as provided in Section 18 above with respect to changes in Delaware law which broaden the right of Indemnitee to be indemnified by the Company or to receive advancements, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

22. General Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when transmitted by facsimile and receipt is acknowledged during normal business hours, and if not, the next business day after transmission or (c) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(i)	If to Indemnitee, to:

at the residence address most recently filed with the Company

(ii)	If to Company, to:

Adial Pharmaceuticals, Inc.

4870 Sadler Road, Suite 300

Glen Allen, VA 23060

Attention: General Counsel

With a copy (which copy shall not constitute notice) to:

Blank Rome, LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Leslie Marlow

or to such other address as may have been furnished in writing in the same manner by any party to the others.

23. Governing Law; Consent to Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company and Indemnitee hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the courts of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, as such agent and each such party hereby agrees to complete all actions necessary for such appointment. Upon written application by Indemnitee to the Company, the Company shall, on an annual basis, reimburse Indemnitee the annual fee charged by The Corporation Trust Company to serve as Indemnitee’s agent for service of process within 30 days following the written application for reimbursement.

24. Joinders. Subsidiaries of the Company may from time to time join this Agreement by signing a joinder in substantially the form attached hereto as Exhibit A. The Company and all Subsidiaries that have joined this Agreement shall be jointly and severally liable for all obligations of the Company under this Agreement.

25. Assignment. Except as otherwise set forth herein, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto, without the prior written consent of all of the other parties hereto.

26. Entire Agreement. Without limitation to the Certificate and the Bylaws, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

ADIAL PHARMACEUTICALS, INC.		EXECUTIVE:

By:
Name:	Vinay K. Shah	Cary J. Claiborne
Title:	Chief Financial Officer